Exhibit 10.16

November 8, 2022

Mike Burwell

463 Meadow Lark Drive

Sarasota, FL 34236

Dear Mike,

I am pleased to offer you the position of Chief Financial Officer. In this role, you will report directly to me and be a member of the Executive Committee. Your start date will be January 1st, 2023. You will be able to work remotely, and we expect that you will be available to travel as needed.

Base Salary

Your annualized base salary will be $650,000 payable in biweekly installments pursuant to the U.S. payroll schedule.

Annual Incentive Plan

You will participate in the NielsenIQ Annual Incentive Plan (“AIP’). Your full year target contribution to the bonus plan will be $650,000 on a full year basis. You will be eligible to participate in the plan beginning with the 2023 plan year. AIP incentive targets are a fixed value aligned to your job. Your target is the same from year to year and will be reviewed if and when your role changes. AIP incentive targets are not a percentage of base pay and do not grow in line with your annual salary. The annual incentive payout is determined by NielsenIQ company financial performance and your achievement of individual goals. The maximum payout under this plan is 200% of your incentive target. To receive your incentive payout, you need to be actively employed with NielsenIQ on the date of AIP payment. Payout dates are determined by NielsenIQ, may vary annually, and typically occur in March.

Long Term Incentive Plan (Equity)

You will be recommended for a grant of an incentive award representing approximately $35,000,000 in potential value, fully vested, under the current management plan, and upon full realization at exit. This is subject to the company achieving financial performance consistent with underwritten investment returns and future market conditions.

This equity is expected to be in the form of incentive units that will be eligible to vest based on your continued service with NielsenIQ and the achievement of certain performance criteria. These incentive units will allow you to share in the appreciation of NielsenIQ over time. As outlined in the attached schedule, the potential range of value of these units will vary based on EBITDA, on the company’s EV/EBITDA multiple at a future liquidation event, which is driven by market conditions, and company’s indebtedness. The final number of units will be defined upon the GfK merger closing. The vesting of the awarded units will start retroactively to match your starting date as a CFO at NielsenIQ. Following the closing of GfK and grant of your equity incentive award, you will receive final legal documentation from HR for this award. You will be required to sign acceptance of your award, which includes a restrictive covenant agreement.

Nielsen Consumer LLC

Upon an IPO of Nielsen IQ, any vested incentive units that you hold will be converted into unrestricted common stock of the public company.

Please refer to the attached FAQs for answers to the most asked program-related questions. You may also reach out to Shaun Zitting ([***]) to discuss your award and clarify the details of this program.

Signing Bonus and IPO Bonus

You will receive a signing bonus in the amount of $250,000, which will be payable after your hire date. All payments will be made as soon as administratively possible following the payment date per the standard U.S. payroll schedule. This bonus will be subject to a clawback in the event of a separation from the company within 12 months of your hiring date.

In addition, you will also receive an IPO Bonus in the amount of $600,000, which will be payable after we successfully IPO and the company is actively trading in the market. You are only eligible to this bonus if you are still an employee by the time of the IPO.

Co-Investment Opportunity

You are welcomed to co-invest into the business through the purchase of NielsenIQ equity. You are required to communicate the amount of your co-investment within one month of employment. Your equity will be managed through the co-invest program, details of which are included in the attached Equity Program FAQs.

Employment Benefits

You will be eligible for reimbursement of actual expenses incurred for financial planning and tax preparation up to an annual limit of $15,000.

As a NielsenIQ employee, you will be eligible for all benefits currently offered to members of the NielsenIQ senior management team as of your first day of employment. Within a week of your start date, you should receive an email from Alight, our benefits administration platform, inviting you to enroll in our benefit plans. You must enroll within 31 days of your hire date. If you do not receive your email, please contact the Alight Benefits Service Center (1-833-793-0805).

NielsenIQ’s approach to health care is centered on helping you sustain and/or improve your health. We offer a number of programs as well as information to help you prevent the onset of illness and disease, and give you the plans, incentives, and information you need in our Benefits Guide. You will also be eligible for paid time off pursuant to Company policy. Detailed information may be found in NielsenIQ’s Guide to Time Away from Work.

External Board Participation

You will be allowed to maintain your position as director of the board at Citrin Cooperman. New board or advisory roles will require board approval.

Advent will discuss with you future opportunities to join one of their portfolio companies board of directors.

Nielsen Consumer LLC

Onboarding and terms of employment

This offer is conditional upon successful completion of a background check provided by our third-party vendor, HireRight. HireRight will contact you through email to sign a consent form and may ask for additional information. The background check may include prior employment and education verification. You will also be required to sign a Confidentiality Agreement as a condition of employment.

Within a few days of accepting this offer, you can expect to receive an automated Welcome email from SuccessFactors Onboarding. This email will include a link to view our Employee Portal and complete your new hire paperwork digitally. Please be sure to bring the required I-9 documentation with you on your first day. The Immigration Reform and Control Act of 1986 requires employers to verify that all employees are legally authorized to work in the United States. Therefore, to comply with this law, you are required to complete the Employment Eligibility Verification Form I-9.

While it is our sincere hope that our relationship will be a long and mutually beneficial one, your employment by NielsenIQ is at-will, which means either you or the company may voluntarily terminate your employment at any time. In the event of a termination of employment, severance benefits, if applicable, are described in our Executive Severance Policy, a copy of which is enclosed with this letter.

Please confirm your acceptance of this offer by signing below no later than November 9, 2022.

Nielsen Consumer LLC

On behalf of the entire NielsenIQ team, we hope you make the decision to join our organization. I look forward to working together as you build a rewarding career and we create long term value at NielsenIQ! If you have any questions about this offer, please contact me at 727-453-9236.

James Peck

Chief Executive Officer

Accepted:

/s/ Mike Burwell	November 9, 2022
Mike Burwell	Date

The NielsenIQ Code of Conduct & Expectation of Integrity – Your terms and conditions of employment also include adherence to the NielsenIQ Company Code of Conduct, which is accessible on NielsenIQ intranet and on Nielseniq.com. At the start of your employment you will be asked to read the document and convey your acceptance. You will also be required to recertify to the Code of Conduct during your employment at designated times determined by the company. Your acceptance to the Code of Conduct is a condition of your employment. As stated in the Code, it is every employee’s responsibility to live up to the highest standards of ethics in everything they do, and to report any concerns of misconduct or integrity breach to the regional Integrity Leader.

Nielsen Consumer LLC